Exhibit 21.1

LIGAND PHARMACEUTICALS INCORPORATED
LIST OF SUBSIDIARIES*

Name	Jurisdiction of Incorporation
Apeiron Biologics GmbH	Austria
CyDex Pharmaceuticals, Inc.	Delaware
Ligand Holdings UK Ltd.	England and Wales
Ligand UK Development Limited	England and Wales
Ligand UK Limited	England and Wales
Metabasis Therapeutics, Inc.	Delaware
Neurogen Corporation	Delaware
Pfenex Inc.	Delaware
Pharmacopeia, LLC	Delaware
Seragen, Inc.	Delaware
Vernalis Therapeutics, Inc.	Delaware

* Certain subsidiaries have been omitted because they are not significant individually or in the aggregate.